Exhibit 15

July 28, 1999

Securities and Exchange Commission
450 Fifth Street, NW
Washington, D.C.  20549


Commissioners:

We are aware that our report dated May 13, 1999 on our review of interim financial information of AlliedSignal Inc. for the period ended March 31, 1999 and included in the Company's quarterly report on Form 10-Q for the quarter then ended is incorporated by reference in its Registration Statement on Form S-3 dated July 28, 1999.


Yours very truly,

/s/ PricewaterhouseCoopers LLP